EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF
NETWORK CN INC.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2010 on the consolidated financial statements of Network CN Inc. and all of its subsidiaries and variable interest entities, relating to our audit of the consolidated financial statements included in the Annual Report on Form 10-K of Network CN Inc. and all of its subsidiaries and variable interest entities for the year ended December 31, 2009.

/s/ Baker Tilly Hong Kong Limited
BAKER TILLY HONG KONG LIMITED
Certified Public Accountants

Hong Kong

Date: July 30, 2010